EXHIBIT 99.1

MannKind Corporation Reports 2018 Second Quarter Financial Results

Conference Call to Begin Today at 5:00 PM ET

•	2Q 2018 Afrezza Net Revenue was $3.8 million; 142% growth versus. 2Q 2017
•	2Q 2018 Afrezza TRx grew 71% versus 2Q 2017
•	Debt principal reduced by $42.6 million, or 27%, year-to-date
•	Successfully completed Phase 1 clinical trial of Treprostinil Technosphere
•	Executed exclusive marketing and distribution agreement with Cipla for Afrezza in India
•	Presented novel STAT study and AFFINITY-1 hypoglycemia data at ADA 78th Scientific Sessions

WESTLAKE VILLAGE, CA, August 2, 2018 (GLOBE NEWSWIRE) — MannKind Corporation (NASDAQ:MNKD) today reported financial results for the second quarter ended June 30, 2018.

“In 2Q 2018 we experienced our highest Afrezza sales ever due to increased physician trial and adoption. We have doubled our market share over the past year as a result of our commercialization efforts and are excited about our new Afrezza clinical data being released throughout 2018.  Additionally, Treprostinil Technosphere (TreT) continues to progress towards Phase 3 and may address an important unmet need for those living with pulmonary arterial hypertension,” said Michael Castagna, Chief Executive Officer of MannKind Corporation.

Second Quarter Results

For the second quarter of 2018, Afrezza net revenue was $3.8 million, an increase of 142% compared to $1.5 million for the second quarter of 2017 resulting from increased volume, price, and favorable cartridge mix.  On January 1, 2018, we adopted ASC 606, the new revenue recognition standard, under which we recognize revenue as we sell product to wholesale distributors; revenue for prior periods is recognized on the basis of a model that estimates the sale of Afrezza to patients.

Cost of goods sold remained level for the three months ended June 30, 2018 at $5.0 million compared to the same period in 2017. Lower inventory write-offs offset an increase in cost of goods sold resulting from higher Afrezza sales and excess capacity costs.

Research and development (R&D) expenses for the second quarter of 2018 were $2.9 million compared to $3.1 million for the second quarter of 2017, a decrease of $0.2 million or 5%, reflecting $0.7 million in lower salary related expenses for personnel who were engaged in research and development activities in 2017 who have transitioned to Afrezza medical affairs activities and a $0.3 million decrease in repairs and maintenance on laboratory equipment, offset by a $0.9 million increase in clinical trial costs.

Selling, general and administrative (SG&A) expenses were $21.7 million for the second quarter of 2018 compared to $18.6 million for the second quarter of 2017.  The $3.1 million, or 17%, increase was primarily due to a $1.0 million increase in non-cash stock compensation expenses, a $0.8 million increase in consulting fees, a $0.6 million increase in costs related to transitioning certain corporate support functions from Connecticut to our corporate headquarters in California, and a $0.6 million increase in relocation spending for key personnel.

The net loss for the second quarter of 2018 was $22.7 million, or $0.16 per share, compared to the $35.3 million net loss in the second quarter of 2017 or $0.35 per share.

Six Months Ended Results

For the six months ended June 30, 2018, Afrezza net revenue was $7.2 million, an increase of 161% compared to $2.7 million for the same period in 2017 (prior to the adoption of ASC 606).

Cost of goods sold for the six months ended June 30, 2018 was $9.1 million compared to $7.6 million for the six months ended June 30, 2017, an increase of $1.5 million or 19%. This increase was due to the result of higher Afrezza sales of $0.8 million and $1.0 million increase of excess capacity costs. These increases were partially offset by lower inventory write-offs compared to the same period in 2017.

R&D expenses for the six months ended June 30, 2018 were $5.6 million compared to $6.3 million for the six months ended June 30, 2017, a decrease of $0.7 million or 11%, reflecting $0.9 million in lower salary related expenses for personnel who were engaged in research and development activities in 2017 but transitioned to Afrezza medical affairs activities, offset by a $0.3 million increase in clinical trial costs.

SG&A expenses were $42.3 million for the six months ended June 30, 2018 compared to $34.0 million for the six months ended 2017.  The $8.3 million or 24% increase was primarily due to a $1.7 million increase in additional headcount-related expenses associated with sales personnel hired in 2018, a $1.1 million increase in additional headcount-related expenses in our human resources, accounting, corporate communications, and office support departments, a $1.7 million increase in non-cash stock compensation expense, a $1.3 million increase in employee benefits, a $1.2 million increase in costs related to transitioning certain corporate support functions from Connecticut to our corporate headquarters in California, and a $0.9 million increase in consulting fees.

The net loss for the six months ended June 30, 2018 was $53.1 million, or $0.41 per share, compared to a $51.7 million for the six months ended June 30, 2017, or $0.53 per share.

Cash and Cash Equivalents

Cash, cash equivalents and restricted cash at June 30, 2018 decreased to $26.7 million compared to $48.4 million at December 31, 2017, primarily due to net cash used in operating activities of $48.8 million in 2018 primarily offset by $26.4 million of net proceeds from a registered direct offering of 14 million shares of common stock and warrants at a purchase price of $2.00 per share and accompanying warrant.

Conference Call

MannKind will host a conference call and presentation webcast to discuss these results today at 5:00 p.m. Eastern Time. To view and listen to the earnings call webcast live via the Internet, visit the Company's website at www.mannkindcorp.com and click on the “Q2 2018 MannKind Earnings Conference Call” link in the Webcasts section of News & Events.  To participate in the live call by telephone, please dial (800) 239-9838 toll-free or (323) 794-2551 toll/international and use the conference passcode: 5195402.

A telephone replay of the call will be accessible for approximately 14 days following completion of the call by dialing (844) 512-2921 toll-free or (412) 317-6671 toll/international and use the replay passcode: 5195402.  A replay will also be available on MannKind's website for 14 days.

About MannKind Corporation

MannKind Corporation (NASDAQ: MNKD) focuses on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. MannKind is currently commercializing Afrezza® (insulin human) Inhalation Powder, the Company’s first FDA-approved product and the only inhaled rapid-acting mealtime insulin in the United States, where it is available by prescription from pharmacies nationwide.  MannKind is headquartered in Westlake Village, California, and has a state-of-the art manufacturing facility in Danbury, Connecticut. The Company also employs field sales and medical representatives across the U.S. For further information, visit www.mannkindcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding MannKind’s ability to directly commercialize pharmaceutical products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability to generate significant product sales for MannKind, MannKind’s ability to manage its existing cash resources or raise additional cash resources, stock price volatility and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent periodic reports on Form 10-Q and current reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

MANNKIND CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Net revenue - commercial product sales	$3,753	$1,548	$7,155	$2,745
Net revenue - collaboration	87	63	150	125
Revenue - other	53	552	53	2,302
Total revenues	3,893	2,163	7,358	5,172
Expenses:
Cost of goods sold	5,095	5,086	9,103	7,635
Research and development	2,967	3,123	5,611	6,251
Selling, general and administrative	21,731	18,566	42,349	33,956
Property and equipment impairment	—	111	—	111
(Gain) Loss on foreign currency translation	(5,363)	6,848	(2,379)	8,392
Total expenses	24,430	33,734	54,684	56,345
Loss from operations	(20,537)	(31,571)	(47,326)	(51,173)
Other (expense) income:
Change in fair value of warrant liability	—	147	—	6,776
Interest income	55	58	161	114
Interest expense on notes	(1,709)	(2,422)	(3,503)	(5,128)
Interest expense on note payable to related party	(1,046)	(721)	(2,160)	(1,435)
Gain (Loss) on extinguishment of debt	772	(830)	(53)	(830)
Other income	30	—	61	13
Total other (expense)	(1,898)	(3,768)	(5,494)	(490)
Loss before provision for income taxes	(22,435)	(35,339)	(52,820)	(51,663)
Income tax expense	(240)	—	(240)	—
Net loss	$(22,675)	$(35,339)	$(53,060)	$(51,663)
Net loss per share - basic and diluted	$(0.16)	$(0.35)	$(0.41)	$(0.53)
Shares used to compute basic and diluted net loss per share	140,054	99,864	130,535	97,816

MANNKIND CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands)

	As of June 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$26,178	$43,946
Restricted cash	527	4,409
Accounts receivable, net	2,848	2,789
Inventory	3,676	2,657
Deferred costs from commercial product sales	—	405
Prepaid expenses and other current assets	2,570	3,010
Total current assets	35,799	57,216
Property and equipment, net	26,036	26,922
Other assets	320	437
Total assets	$62,155	$84,575

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$9,237	$6,984
Accrued expenses and other current liabilities	14,075	12,449
Facility financing obligation	38,002	52,745
Deferred revenue, net	—	3,038
Deferred payments from collaboration - current	396	250
Recognized loss on purchase commitments - current	13,191	12,131
Total current liabilities	74,901	87,597
Note payable to related party	72,196	79,666
Accrued interest - note payable to related party	4,566	2,347
Senior convertible notes	19,161	24,411
Recognized loss on purchase commitments - long term	88,346	97,585
Deferred payments from collaboration - long term	2,403	500
Milestone rights liability	7,201	7,201
Total liabilities	268,774	299,307
Commitments and contingencies
Stockholders' deficit:
Undesignated preferred stock, $0.01 par value - 10,000,000 shares authorized; no shares issued or outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value - 280,000,000 shares authorized, 145,619,293 and 119,053,414 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,456	1,192
Additional paid-in capital	2,698,028	2,638,992
Accumulated other comprehensive loss	(18)	(18)
Accumulated deficit	(2,906,085)	(2,854,898)
Total stockholders' deficit	(206,619)	(214,732)
Total liabilities and stockholders' deficit	$62,155	$84,575

Company Contact:
Rose Alinaya
SVP, Investor Relations and Treasury
818-661-5000
ir@mannkindcorp.com